Exhibit 99.1

NewLink Genetics Presents Algenpantucel-L Clinical Data in Poster Discussion Session at ASCO 2014 Annual Meeting
Algenpantucel-L Shows Improved Overall Survival in Pancreatic Cancer Patients with Increased Anti-Calreticulin Antibody
Patient Characteristics for Algenpantucel-L IMPRESS Phase 3 Clinical Study Subjects Consistent with Expectations

Ames, IA - June 2, 2014 -- NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutics to improve treatment options for patients with cancer, today announced additional data with its drug candidate algenpantucel-L that is currently under development for multiple indications in pancreatic cancer.

Additional immunological correlative data from the NLG0205 Phase 2 study of adjuvant algenpantucel-L for treatment of resected pancreatic cancer patients was discussed at a poster presentation in Chicago during the 50th Annual meeting of the American Society of Clinical Oncology (ASCO). The NLG0205 Phase 2 clinical study evaluated algenpantucel-L plus standard-of-care adjuvant therapy (gemcitabine and 5-FU based chemoradiotherapy) in 69 patients with resected pancreatic cancer where one year disease-free survival was 62 percent and overall one year survival was 86 percent. Newlink presented data demonstrating that increased anti-calreticulin antibody (anti-CALR Ab) levels following algenpantucel-L treatment correlate with a statistically significant improvement in overall survival. Specifically, the data show median overall survival was 35.8 months in patients with elevated levels of anti-CALR Ab versus 19.2 months in patients without elevated levels(p=0.03).

Furthermore, the company presented additional patient demographic data from its ongoing IMPRESS phase 3 pivotal trial. The company evaluated the characteristics of “High Risk vs Low Risk” populations including age, gender, disease, nodal status, CA19-9 levels, resection margin, tumor location and tumor size for all 722 patients enrolled in the IMPRESS study. Specifically, IMPRESS has enrolled a significant majority (92%) of patients with high risk characteristics that were defined as being node positive or having tumor size ≥ 2.5 cm. The patient demographic profile and stage of disease severity were shown to be highly similar across all parameters when compared with the previously reported U.S.-based, multi-center RTOG 9704 clinical study of adjuvant therapy in this patient population, supporting projected survival rates for the control arm of the IMPRESS study.

Exhibit 99.1

Characteristics	IMPRESS (n=722)	RTOG 9704 (n=221)
Age (median)	65	61
Gender (male)	52%	53%
Tumor location (head)	80%	85%
Tumor location (body)	20%	15%
CA19-9 ( >180)	9%	9%
Tumor Grade (poor/undifferentiated	35%	30%
Nodal Status (N+)	70%	68%
Tumor Size (median) > 3.0 cm	55%	59%
High risk status: N+ or > 2.5 cm	92%	N/A
Low risk status: N0, < 2.5 cm, R0/R1	8% (low risk)	N/A

“Algenpantucel-L is the most advanced program to emerge through our HyperAcute platform, and we are highly encouraged by this additional data supporting our belief that algenpantucel-L may provide a much needed survival benefit for pancreatic cancer patients” said Charles J. Link, Jr., M.D., Chairman and Chief Executive Officer of NewLink. “We also presented patient population characteristics from our IMPRESS Phase 3 clinical study with algenpantucel-L which were consistent, across the board, with those previously reported in the RTOG 9704 clinical study, supporting our expectations regarding survival rates for patients enrolled in the control arm of the IMPRESS study.”

“During the last few years, despite some recent reports of novel therapeutic agents showing promise in pancreatic cancer, overall benefits are marginal at best and unfortunately offer only limited survival advantage achieved with significant toxicities“ said Dr. Nick Vahanian, President and Chief Medical Officer of NewLink Genetics. He added, “In fact, during the last 3 decades there has been such limited progress made in fighting pancreatic cancer that reports of 1-2 months of survival benefit are still considered significant. We hope our data will shift treatment paradigms by helping to demonstrate the promise of immunotherapy in treating pancreatic cancer patients.”

These data were presented in a discussed poster presentation entitled “Anti-Calreticulin Antibody Titers Correlate with Improved Overall Survival in a Phase 2 Clinical Trial of Algenpantucel-L Immunotherapy for Patients with Resected Pancreatic Cancer,” by NewLink researchers and collaborators at the 2014 Annual Meeting of the American Society of Clinical Oncology (ASCO).

Patient enrollment (n=722) is complete in the IMPRESS study (Immunotherapy for Pancreatic Resectable cancer Survival Study). Following completion of the first interim analysis in March of this year, the NewLink Genetics' Independent Data Safety Monitoring Committee (DSMC) reviewed patient data and, as anticipated, recommended study continuation without modification. A second interim analysis is planned upon reaching 333 patient events and, if needed, a final analysis is planned at 444 patient events.

About HyperAcute Immunotherapy
NewLink’s HyperAcute® immunotherapy platform creates novel biologic products that are designed to stimulate the human immune system to recognize and attack cancer cells. HyperAcute product candidates are composed of human cancer cells that are tumor specific, but not patient specific. These cells have been modified to express alpha-gal, a carbohydrate for which humans have pre-existing immunity. These alpha-gal-modified cells stimulate a rapid and powerful human immune response that trains the body’s natural defenses to seek out and destroy cancer cells. The objective of HyperAcute immunotherapies is to elicit an antitumor response by “educating” the immune system to attack a patient’s own cancer cells. HyperAcute immunotherapies do not require any tissue from individual patients and use intact whole cells rather than cell fragments or purified proteins. We believe these unique properties of HyperAcute products result in the stimulation of a robust immune response.

Exhibit 99.1

NewLink's lead product candidate, algenpantucel-L (HyperAcute pancreas), is being studied in a Phase 3 trial (IMPRESS: “Immunotherapy for Pancreatic Resectable cancer Survival Study”) under a Special Protocol Assessment with the U.S. Food and Drug Administration. This trial involves up to 722 patients with surgically resected pancreatic cancer. Algenpantucel-L is also being tested in a second Phase 3 study (PILLAR: "Pancreatic Immunotherapy with algenpantucel-L for Locally Advanced non-Resectable"), involving patients with locally advanced pancreatic cancer.
NewLink has several HyperAcute product candidates focused on other tumor types in various stages of development, including tergenpumatucel-L, which is in an adaptive design, randomized Phase 2b/3 clinical trial currently accruing up to 240 patients with non-small cell lung cancer.
About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.linkp.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects and efficacy of algenpantucel-L, tergenpumatucel-L, and our other HyperAcute product candidates and related clinical trials, plans to develop and commercialize our product candidates; ongoing and planned preclinical studies and clinical trials, the timing for completion of enrollment and outcomes of our other ongoing clinical studies; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2013, Quarterly Report on Form 10-Q for the period ended March 31, 2014, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.
Investor Contact:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com

Media Contact:
Gina Nugent
The Yates Network
gina@theyatesnetwork.com